EXHIBIT 10.1

[***] Certain information has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K from this document because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

BY AND BETWEEN

JAWAHARLAL NEHRU CENTRE FOR ADVANCED SCIENTIFIC RESEARCH (“JNCASR”), BENGALURU

(“LICENSOR”)

AND

HAMSA BIOPHARMA INDIA PRIVATE LIMITED, DELHI

(“LICENSEE”)

License Agreement

This License Agreement [hereinafter referred to as the “Agreement”] is made effective on the date of the last signature below by the Parties (the “Effective Date”),

Between

Jawaharlal Nehru Centre for Advanced Scientific Research (“JNCASR”), an autonomous institution under the Department of Science and Technology, Government of India, an institution deemed to be a University, having its office at Jakkur, Bangalore 560064, Karnataka, India, represented by Mr. Joydeep Deb, who is duly authorized and empowered by its Council of Management (which expression shall unless repugnant to the subject or context thereof, include its successors and permitted assigns) and hereinafter referred to as the “Licensor”.

And

Hamsa Biopharma India Private Limited, a Company duly incorporated under the Companies Act, 2013, having its registered office at D-Mall, Plot No A-1001, Netaji Subhash Place, Pitampura Delhi North Delhi DL- 110034, represented by its director/representative, who is authorized and empowered by its Board of Directors (which expression shall unless repugnant to the subject or context thereof, include its successors and permitted assigns) and hereinafter referred to as the “Licensee”.

AND WHEREAS, the Licensor and its Inventor, Professor Govindaraju Thimmaiah (hereinafter referred as “PGT”) have developed proprietary technology, know-how, and have ownership or assignment of certain patents and patent filings relating to small molecule inhibitors with a naphthalene monoamide scaffold (hereinafter referred as “NMI Compounds”): (a) that can ameliorate in vitro and in vivo amyloid induced neurotoxicity, which are prospective candidates to treat certain nervous system disorders in humans; or (b) which may have other pharmacological or non-pharmacological benefits and applications. The patent filings and patents are listed below and hereinafter, both individually and collectively, referred as the “Patent”:

a)	India Patent Application No. 202041031875 dated 24th July 2020, “Naphthalene Monoamide Compounds and Methods Thereof”;
b)	United States PCT Application No. PCT/IB2021/056633 dated 22nd July 2021, Publication WO 2022/018679 A1 “Naphthalene monoamide compounds and methods thereof”;
c)	United States Patent No. US 9,230,708 B2 granted on January 5, 2016, WO2012098439A1 “Self Assembly of naphthalene diimide derivatives and process thereof”;
d)	India Patent Number 293450 granted on February 27, 2018. Application Number 159/CHE/2011 filed on January 17, 2011; “Self Assembly of Naphthalene Diimide Derivatives and Process Thereof”.

AND WHEREAS the Licensor has carried out animal studies using NMI Compounds and desires to carry out additional studies including but not limited to establish the safety and efficacy of NMI Compounds to treat Alzheimer’s disease (hereinafter referred as “AD”) and any and all other diseases, conditions, symptoms, and ailments, including Central Nervous System (CNS) disorders in humans and animals to support Investigational New Drug Applications (hereinafter referred as “IND”s) to the U.S. Food and Drug Administration (hereinafter referred as “FDA”) and other similar regulatory bodies and, if warranted, New Drug Applications (hereinafter referred as “NDA”s) to manufacture and sell NMI Compounds to treat AD, other diseases, conditions, symptoms, and ailments, including CNS disorders, whether in humans or in animals.

AND WHEREAS, herein, the Licensor and the Licensee are referred to individually as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, the Parties, for good and valuable consideration and pursuant to a series of discussions, have decided to formalize their relationship through this Agreement on mutually agreed and legally binding terms and conditions which are set out hereinafter:

Section 1 – Definitions:

1.1

“Research Program” shall mean further research to be conducted by the Licensor in respect to NMI Compounds, including, without limitation: (a) to establish the commercial feasibility of obtaining FDA or other regulatory approval to sell NMI Compounds to treat human or animal diseases, conditions, symptoms, or ailments such as, but not limited to, AD and CNS disorders; (b) to establish the commercial feasibility of obtaining regulatory approval to sell NMI Compounds for any other legally permissible purpose, such as, but not limited to, as a dietary or other supplement or personal-use product; or (c) to establish the commercial feasibility to sell NMI Compounds for non-pharmacological purposes and applications.

1.2

“Licensor Technology” shall mean all data (including physical and electronic), discoveries, formulations, inventions, technical information, research papers, and know- how regarding NMI Compounds, disclosed to the Licensee hereunder and including Licensor Improvements.

1.3

“Licensor Patent Rights” shall mean the Patent and any patents that may be granted or have been granted based on the Licensed Technology, in any jurisdiction in the Licensed Territory, owned by Licensor, relating to NMI Compounds and includes all divisions, continuations, and continuations-in-part of any such application, all re-issues, re- examinations or extensions of any such patent.

1.4	“Licensor Improvements” shall mean any discovery or improvement relating to NMI Compounds, whether covered by the Patent or otherwise, made or acquired by the Licensor.

1.5

“Licensed Product” shall mean any compound, composition, formulation or other substance or concept, manufactured, used, offered for sale or sold by the Licensee using Licensor Technology, Licensor Patent Rights, or Licensor Improvements, where such manufacturing, using, offering to sell or selling, in the absence of a right or license, would infringe the Licensor Technology, Licensor Patent Rights, or Licensor Improvements.

1.6	“Licensed Territory” shall mean worldwide.

1.7

“Licensed Field” shall mean the use of NMI Compounds: (a) for treating humans or animals, including but not limited to, for any nervous system disorders; (b) for use on humans or animals for any other personal-, health-, wellbeing-, or life science-related purpose; or (c) for any non-pharmacological purpose or application.

1.8

“Affiliate” of a Party shall mean (i) any present or future domestic or foreign corporation, limited liability company, or other entity or person (a “Person”) at least twenty (20) percent of whose capital stock, equity, or voting rights, shall at the time be owned or controlled, directly or indirectly, including through joint venture, by such Party; (ii) any present or future Person that owns or controls, directly or indirectly, at least twenty (20) percent of the capital stock, equity or voting rights of such Party (each, a “Parent”); or (iii) any Person at least twenty (20) percent of whose capital stock, equity, or voting rights, shall at the time be owned or controlled, directly or indirectly, including through joint venture, by such Party’s Parent or any other Affiliate of the Party.

1.9

“Net Revenue” shall mean the gross amount of sales with respect to the Licensed Products shown on the invoice minus: (i) actual trade and cash discounts, and any uncollected amount (bad debt); (ii) credits or refunds allowed for spoiled, damaged, outdated, or returned Licensed Products; (iii) Goods and Service Tax [GST] and other similar statutory levies indicated in the invoice, collected and paid to the government, concerning the sale; and (iv) insurance and transportation costs to the extent separately invoiced, if any.

1.10	“Inventor” shall mean PGT.

1.11	“INR” denotes Indian Rupees.

1.12

“Confidential Information” shall mean and include the information disclosed by either Party to the other Party, and designated by the disclosing Party as proprietary and/or confidential, in writing, orally or visually. Included in Confidential Information, and not by way of limitation, are: (i) the existence of this Agreement; (ii) the understanding of the Parties as captured under this Agreement including the terms and conditions as setout hereunder and the LOI; (iii) the fact of the evaluation of NMI Compounds; (iv) the Research Program and the protocol for same; and (v) the results of the Research Program and all reports.

1.13	“Third Party” shall mean a Person other than a Party or an Affiliate of a Party.

Section 2 – Patent Filings:

2.1 The Licensee shall, at its option and expense, through Counsel of its choice, during the Term and any period of time thereafter necessary to effectuate the terms of this Agreement, prosecute and maintain applications for the patent(s) covered by the Licensor Patent Rights in the appropriate territories from the Effective Date.

Section 3 - License Grant, First Right of Refusal:

(a)

Subject to the terms of this Agreement, the Licensor hereby grants to Licensee, and the Licensee hereby accepts, an exclusive, transferable, and sub-licensable license to manufacture, test, research, develop, investigate, make, have made, use, offer to sell, sell, export, and import (i) the Licensed Technology and (ii) the Licensed Products in the Licensed Field in the Licensed Territory using the Licensor Technology (the “License”).

(b)

The Licensee shall have the right to assign, transfer, or sub-license any rights conferred upon the Licensee under paragraph (a) of this Section to its Affiliates or any Third Party provided, however, that any such sub-license shall be subject, in all respects, to the restrictions, exceptions and termination provisions contained in this Agreement, and binding on the Licensee. The Licensee shall, within seven (7) days following such transfer or sub-license to its Affiliates or any Third Party, provide notice in writing to the Licensor in respect of the same.

(c)

Notwithstanding anything to the contrary in this Agreement or in any other agreement between the Parties, the Licensor shall grant the Licensee a First Right of Refusal (FRR) for all future inventions or discoveries related to (i) the treatment of Central Nervous System disorders, and in particular to AD, unrelated to the Licensed Technology or (ii) NMI Compounds contemplated by the Research Program.

(d)

Notwithstanding anything to the contrary in this Agreement, Licensee shall own all right, title, and interest in and to each compound, composition, formulation or other substance or concept created or developed independently by Licensee using Licensor Technology (the “Licensee Technology”), and Licensor grants to Licensee a limited, irrevocable, perpetual, fully paid-up, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell, and otherwise exploit any Licensor Technology or Licensor Product to the extent incorporated in, combined with, or otherwise necessary for the use of, the Licensee Technology.

Section 4 - Data on NMI Compounds:

(a)

The Licensor shall deliver to Licensee all Licensor Technology, including the raw data related to NMI Compounds, including but not limited to slides, presentation materials, brochures, advertisements, publications, graphics, reports, conference posters, or other documents from all studies conducted by the Licensor, whether kept in digital and/or non- digital mode, within fifteen (15) calendar days from the Effective Date of the Agreement.

b)

The Licensee shall have the complete right to use the NMI Compounds and all Licensor Technology as Licensee deems fit including but not limited to all purposes described herein and, for example, conducting clinical trials.

Section 5 – Improvements:

The Licensor shall promptly (as soon as reasonably practicable) disclose Licensor Improvements to the Licensee, and such Licensor Improvements shall become part of the Licensor Technology.

Section 6 – License Fee and Royalty:

6.1- License Fee:

a)

For the License granted under this Agreement, the Licensee shall pay the Licensor a fee of INR [***] [INR [***] Only] (“License Fee”), plus applicable taxes, as the full and final initial consideration. The Licensor shall pay any statutory liabilities, including any charges or taxes that may be applicable based on its receipt of the License Fee.

b)

The License Fee is payable as follows: (x) [***]percent ([***]%) of the License Fee is to be allocated to JNCASR and (y) the remaining [***]percent ([***]%) is to be allocated to PGT’s lab at JNCASR as an unrestricted research grant.

c)

The License Fee is payable in two installments, the first INR [***] [INR [***] Only] shall be paid upon signing the Agreement; and the balance of INR [***] [INR [***]Only] shall be paid upon the approval of human clinical trial Phase II by the FDA for any clinical trial series for an IND for a formulation containing NMI Compounds.

6.2- Royalty:

a)

In addition to the License fee payable under section 6.1, the Licensee shall also be liable to pay a royalty @ [***]% of the Net Revenue plus applicable taxes on any Licensed Product, to the Licensor (the “Licensor Royalty”).

b)

Notwithstanding the foregoing, for any Licensee Technology, the Licensee shall also be liable to pay a royalty @ [***]% of the Net Revenue plus applicable taxes on any such product, to the Licensor (the “Additional Royalty” and together with the Licensor Royalty, the “Royalties”).

c)

For the duration of the Royalty Period (defined herein), Licensee shall pay Royalties to the Licensor in INR, within sixty (60) days following the end of June and December of each year, regardless of where the Licensed Product or Licensee Technology is made or sold and notwithstanding any currency restrictions or regulations in any country where the Licensed Product or Licensee Technology is sold. Each such payment shall be accompanied by a report certified by the Licensee setting out separately the Net Revenue of all Licensed Products and Licensee Technology sold during the said calendar six-month period.

d)

For sake of clarity, it is agreed between the Parties that the Royalty shall be payable only once on each sale or supply of the Licensed Product, regardless of the number of claims under which the Licensed Product may be covered in a patent or in multiple patents. For example, if three claims or three patents cover one product, there shall only be one royalty payment and not three.

e)

The Licensee and its Affiliates shall keep and maintain records for the sales and Net Revenue realized from the sale of the Licensed Products and Licensee Technology. Such records shall be open to inspection at any reasonable time during normal business hours. The inspection shall be permitted annually following the end of that financial year. The inspection may be carried out by an independent Chartered Accountant selected by the Licensor to whom the Licensee or its Affiliates have no reasonable objection. The inspection will be limited to the records related to this Agreement and sole as necessary to calculate the amount of Royalties and will not include the accounts of the Licensee as a whole or any other documents. The report of the Chartered Accountant shall be treated as confidential, and the expense of the inspection is to be borne by the Licensor.

f)

The Licensee’s obligation to pay the Royalty with respect to a Licensed Product or Licensee Technology shall commence from the date of FDA approval to market the Licensed Product or Licensee Technology as a pharmaceutical drug (the “FDA Approval”) and shall continue (i) for seven (7) years from the date of FDA Approval or (ii) until the expiration of the patent covering such Licensed Product or Licensee Technology, whichever is earlier (the “Royalty Period”).

g)

If the Licensee is required to obtain license rights from any Third Party) in the Licensed Territory, or any portion thereof, in order to make or use or sell the Licensed Products, it may subtract from the royalty of [***]% payable under Para 6.2, the royalty payable to such third Party subject to a maximum of [***] percent ([***]%). For example, if the Licensee is required to pay XYZ Co. [***]% royalty to make or use or sell a Licensed Product, then the Licensee can subtract only [***]% from the [***]% royalty payable hereunder. If the royalty rate is [***]%, then the Licensee will pay a royalty of [***]% under this agreement. The Licensee will provide the Licensor with proof that any such third-party royalty was paid each time the Licensee claims a reduction hereunder.

h)

If the validity, enforceability, and/or infringement of a patent included in the Licensor Patent Rights is challenged in any court of competent jurisdiction by any Third Party (an “Action”), or if the Licensee has reason to question the validity, enforceability and/or infringement of a patent included in the Licensor Patent Rights, the Parties then agree and acknowledge that the Royalty otherwise payable hereunder for the Licensed Products will be escrowed by the Licensee in an interest-bearing account in a bank or savings institution, provided, however: (i) The Licensee will first notify the Licensor in writing that it deems said claim or claims to be invalid, unenforceable and/or not infringed by virtue of such challenge or question; and (ii) no other claim or claims of Licensor Patent Rights not challenged or questioned covers the Licensed Product. Notice and the payment of Royalties into escrow by the Licensee as provided herein will not constitute a breach hereof and will not constitute grounds for the Licensor to otherwise terminate this Agreement.

i)

If the Action is settled, or if a final decision upholds such patent and all appeals exhausted, all Royalties escrowed and interest thereon shall be paid to the Licensor within sixty (60) days of such final decision, and the Licensee shall thereafter continue to pay such Royalties to the Licensor hereunder. If such patent is found invalid, then escrowed Royalties and interest thereon will not be paid to the Licensor, (ii) such escrowed Royalties and interest thereon shall be retuned and paid to Licensee, and (iii) the license concerning such invalid patent will be terminated.

Section 7 - Patent Infringement:

a)

If the Licensor or the Licensee determines that a Third Party is infringing a claim or claims of the patent within the Licensor Patent Rights, it will notify the other Party in writing as soon as practicable after discovery of the infringement. Should the Licensor elect to sue the alleged infringer in its own name and at its own expense, all recoveries in such suit shall inure to the benefit of the Licensor. If the Licensor determines that any Third Party infringed the claim(s) of the patent within the Licensed Patent Rights and Licensor did not disclose to the Licensee such infringement within thirty (30) days of discovery in writing, then, in that case, the Licensee shall have the right to commence such action at its own expense, and the Licensor agrees to join any such action as a necessary party to that. The Licensee will control any such action, and the Licensor may be represented by the counsel of its choice and cost. All recoveries in any such action commenced by the Licensee shall inure to the benefit of the Licensee.

b)

If the Licensee or its Affiliate is sued by a Third Party for infringement of such Third Party’s patent resulting from the manufacture, use, offering to sell, or sale of the Licensed Product by the Licensee, or its Affiliate, the Licensee shall promptly notify the Licensor. During the pendency of the suit or legal proceeding, notwithstanding its right under Section 12(c), the Licensee shall have the right to apply the Royalties due to the Licensor against the Licensee’s litigation expenses in such suit or legal proceedings or to apply such Royalty amounts against any amount paid to a Third Party in settlement of such litigation provided that the Licensor consents to any such settlement in writing.

Section 8 -Acquisition, Restructuring, and Sub-licensing terms:

a)

Restructuring: If at any time during the Term of the Agreement, the Licensee restructures its entity either by way of acquisition, sale, transfer, merger, amalgamation, compromise or arrangement, and/or any other way, and transfers the rights under the Agreement to the successor entity (a “Corporate Successor”), then the Corporate Successor shall be bound by the terms and conditions of the Agreement. The Licensee shall notify in writing the Licensor about such restructuring before completion of the restructuring.

b)

Sub-License: The Licensee shall have the right to grant sub-licenses under the Agreement within the Licensed Field and Licensed Territory, provided that (a) the execution of a sub- license shall not diminish the Licensee’s obligations under the Agreement, and the Licensee shall remain primarily liable for such obligations and breach of any provision of the Agreement by any affiliate or sub-licensee of Licensee, and (b) the Licensee shall only grant a sub-license to a third party who undertakes to perform its obligations under the sub-license consistent with the terms and conditions of the Agreement. The Licensee shall notify in writing the Licensor of the details of such sub-licenses granted.

Section 9 – Term and Termination:

a)

This Agreement shall be valid from the Effective Date, and unless terminated earlier in accordance with this Section 9, will continue in full force and effect for each Licensed Product and the Licensed Technology and country in the Licensed Territory on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last to expire valid claim of a Licensed Product in such country (the “Term”).

b)

Either Party may terminate this Agreement upon the material breach by the other Party of any of the terms and conditions contained in the Agreement after giving one hundred and twenty (120) days written notice of such termination (“Notice Period”). A statement of reasons for termination shall accompany such notice. However, if during the Notice Period, the breach is cured to the satisfaction of the non-breaching Party, then the Agreement shall continue in full force and effect.

If this Agreement is terminated by the Licensor, the Licensee shall promptly make available to the Licensor the record of the inventory of the Licensed Product which it and its Affiliates have on hand as of the date of such termination. The Licensee and its Affiliates shall then have the right, for a period of twelve (12) months after said termination, to sell such inventory provided that the Net Revenue thereof shall be subject to payment of Royalty by the Licensee at the rates set forth herein.

c)

If the further lawful performance of this Agreement or any part hereof by either Party shall be rendered impossible by or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official action by any department, bureau, board, administration or other instrumentality or agency or any government or political subdivision thereof having jurisdiction over such Party, such Party shall not be considered in default hereunder by reason of any failure occasioned thereby.

d)	The following provisions shall survive the termination of this Agreement: Sections 1, 2, 3(d), 7, 9, 10, 11, 12, 13, and 14.

Section 10 – Disclosure and Confidentiality:

a)	Confidentiality: -

Neither this Agreement, nor its substance, nor any other Confidential Information disclosed hereunder, may be publicly or privately disclosed by any Party, or any of its Affiliates or representatives, except with the written consent of the other Party or as otherwise required under the law. If the either Party determines that it is required under the law to make such disclosure, then such Party shall first consult with the other Party before such disclosure, and the other Party shall cooperate to provide all such information required under the law.

b)	Publicity: -

The Parties agree and undertake that no press release or other public statement shall be issued by either Party relating to this Agreement or its contents unless required under the law. If either Party determines that it is necessary by law to make a public disclosure, it shall consult with the other Party before such disclosure and cooperate with the other Party to seek to avoid or minimize such disclosure.

Section 11 – Dispute Resolution:

a)	Arbitration Clause:

If any dispute, difference, or question arises out of or in respect of the Agreement including any breach of any terms and conditions thereof, the same shall be referred to Arbitration. Each Party shall appoint one arbitrator, and the two appointed arbitrators shall appoint a third arbitrator.

Arbitration shall commence in accordance with the provisions of the Arbitration and Conciliation Act, 1996. The place of Arbitrator shall be New Delhi, and the language shall be English.

b)	Legal Expenses:

Each Party shall bear its own the fees and expenses incurred in connection with the Agreement’s preparation, negotiation, and execution. Stamp duty, registration charges and other applicable statutory charges concerning the Agreement, if any, shall be borne equally by the Parties.

Section 12 – Miscellaneous:

a)	Preferential Pricing

The Licensee shall endeavor to offer a preferential price or a discount for the Licensed Products sold or offered in India. The extent of preference or discount shall be at the sole discretion of the Licensee.

b)	Current work and publications

The Licensee understands that Ph.D. students at JNCASR are currently working on research that overlaps with the License. The Licensee agrees that while the students may continue to work on their thesis, all publications, including poster presentations at a conference, are required to be approved by the Licensee prior to presentation or distribution to the publisher for publication. The Licensee agrees to engage with the Licensor, within 15 days of notification of publication, on the status of the approval, and that approval will be given within 30 days of such notification unless the Licensee notifies that such publication to be detrimental to its patent rights, as determined in its sole discretion.

c)	Indemnification

The Licensee shall defend, indemnify, and hold harmless and shall require all sub-licensees to defend, indemnify and hold harmless the Licensor, its Affiliates, and its and their respective board members, officers, and employees against any Third Party claim arising out of or related to the exercise of any rights granted to the Licensee under the Agreement or arising out of or related to the material breach of this Agreement by the Licensee. The Licensor shall defend, indemnify, and hold harmless the Licensee, its Affiliates, and its and their respective board members, officers, and employees against any claim (including all legal costs and expenses incurred by the Licensee) arising out of or related to (i) fraud, willful misconduct, gross negligence, or breach of any laws applicable from time to time, including anti-bribery and anti- corruption laws, by Licensor, its Affiliates, or any of its officers, employees, or other representatives, (ii) the infringement of any Third Party rights by the Licensed Product or the Licensed Technology, (iii) breach of any representation or warranty set forth in Section 12(e), or (iv) the material breach of this Agreement by the Licensor.

d)	Warranty

Except as set forth in Section 12(e), the Licensor, its administrators, board members, officers, employees, students, agents, and insurers make no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability; fitness for a particular purpose of the Licensed Products; and arising out of latent or other defects, whether or not discoverable. In no event shall the Licensor, its administrators, board members, officers, employees, students, agents, and insurers be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits.

e)	Representations and Warranties

Licensor represents and warrants to Licensee that (a) Licensor is the owner of the entire right, title, and interest in and to the Licensed Products, Licensed Technology, and Licensed Patent Rights; (b) Licensor has not granted to any Third Party any licenses or other rights under any Licensed Product, Licensed Technology, or Licensed Patent Right that are in conflict with the terms and conditions of this Agreement; (c) the Patents are all the patents and patent applications owned by Licensor as of the Effective Date that are necessary for the manufacture, use, sale, offer for sale, or importation of any Licensed Product or Licensed Technology in the License Territory; (d) when used by Licensee in accordance with this Agreement, no Licensed Product, Licensed Technology, or Licensed Patent Right will infringe, misappropriate, or otherwise violate any intellectual property right or any other right of a Third Party; and (e) no expiration or loss of any Patent or Licensed Patent Right is pending, or, to Licensor’s knowledge after reasonable inquiry, threatened or reasonably foreseeable.

Section 13 – General Provisions:

a)	Neither Party shall use the name of the other in any advertising, packaging, or other promotional material in connection with the sale of Licensed Products without the consent of the other Party.

b)	Neither Party shall unreasonably withhold its consent when such consent is requested in good faith by the other Party hereunder.

c)

This Agreement cannot be assigned by either Party without to the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement to (x) a Corporate Successor of such Party, (y) an Affiliate of such Party, or (z) any Person acquiring all or substantially all the business or assets of such Party, in each case, without obtaining the other Party’s prior written consent.

d)

The Parties have entered into this Agreement in sound disposing state of mind, mutually, voluntarily and of their own will and volition and without any force, pressure, coercion and agree to be bound by the terms and conditions as stated above and shall not violate any conditions of this Agreement.

e)	The Agreement is executed in two copies and both copies are to be treated as original.

f)

All notices required to be given pursuant to this Agreement by each Party to the other shall be in writing and sent by electronic mail (delivery confirmation requested) and/or by Registered or Certified Mail and addressed, respectively, to the parties at the following:

To Licensor:              Mr. Joydeep Deb,

Administrative Officer,

Jawaharlal Nehru Centre for Advanced Scientific Research Jakkur, Bangalore,

Karnataka, India 560064

To Licensee:             Name: Claudia Grimaldi

Designation: Director c/c Rohit Goel. Director

Hamsa Biopharma India Private Limited

D-Mall, Plot No A-1001, Netaji Subhash Place, Pitampura,

Delhi North Delhi DL- 110034

Any notice shall be effective as of its date of receipt.

g)

This Agreement constitutes the entire Agreement between the parties and supersedes all written or oral prior agreements or understandings. No variation or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

h)	No right or license is granted by the Licensor under this Agreement to the Licensee, or by the Licensee to the Licensor, either expressly or by implication, except those specifically set forth herein.

i)

Waiver by the Licensee or the Licensor of any single default or breach or succession of defaults or violations by the other shall not deprive the Licensor or the Licensee of any right to terminate this Agreement arising out of any subsequent default or breach.

j)

All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of India applicable to agreements made and to be performed wholly within India, but the scope and validity of Licensor Patent Rights shall be governed by the applicable laws of the country granting the patent in question.

k)	The captions herein are solely for convenience of reference and shall not affect the construction or interpretation of this Agreement.

Section 14 – Severability:

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavour to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

IN WITNESS WHEREOF, BOTH THE PARTIES HAVE SIGNED THIS AGREEMENT ON THE DAY, MONTH, YEAR IN THE PRESENCE OF THE FOLLOWING WITNESSES AFTER FULLY UNDERSTANDING THE CONTENTS, MEANING, AND PURPOSE OF THE PRESENT AGREEMENT.

Signatures:

For JNCASR, Jawaharlal Nehru Centre for Advanced Scientific Research

By /s/ Joydeep Deb Name: Joydeep Deb Designation: Administrative Officer Date: May 10, 2022	Witness:

For Hamsa Biopharma India Private Limited

By /s/ Rohit Goel Witness: Gourav Taneja Name: Rohit Goel	Designation: Director Date: March 21, 2022

Acknowledged And Agreed:

By /s/ Govindaraju Thimmaiah Professor Govindaraju Thimmaiah NCU, JNCASR Inventor Date: May 10, 2022	Witness: